Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS AGREEMENT ("Agreement") is made as of the 3rd day of June, 2016, between 1515 Associates, Ltd., a lorida limited partnership (hereinafter referred to as "Landlord") and Ominto, Inc., a Nevada corporation (hereinafter referred to as "Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a lease dated October 15, 2015 (the “Lease”) for space deemed by Landlord and Tenant to contain Two Thousand Six Hundred Thirty (2,630) rentable square feet (the “Premises”) known as suite 307 on the third (3rd) floor of the building commonly known as South City Plaza, located at 1515 South Federal Highway, Boca Raton, Florida 33432 (the “Building”); and

WHEREAS, Landlord and Tenant, by this First Amendment to Lease, desire to, among other things, accomplish the following:

(i)     Expand the Premises; and (ii) extend the Lease Term.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.      Recitals/ Defined Terms. All of the recitals set forth above in the "WHEREAS" Clauses are hereby made an integral part of this Agreement. All capitalized terms herein shall have the same meaning as defined in the Lease (as amended), unless expressly provided to the contrary.

2.      Effective Date . Unless otherwise expressly set forth herein, the effective date (the "Effective Date") of the amendment set forth herein shall be the earlier of: (a) the date Tenant commences conducting its business in the Additional Space (hereinafter defined); or (b) the date of Substantial Completion of all work to be performed by Landlord in the Additional Space pursuant to Exhibit “B” attached hereto. If Landlord is unable to substantially complete the work to be performed by it in the Additional Space pursuant to this Agreement because a contingency herein has not been satisfied, or for any reason beyond Landlord's reasonable control, Landlord shall have no liability to Tenant for damages and Tenant’s sole remedy shall be that the Effective Date shall be deferred until the date on which Landlord is able to substantially complete the work in the Additional Space. Substantial Completion of the work to be performed by Landlord in the Current Premises (hereinafter defined) shall have no effect on the Effective Date and all such work shall be performed by Landlord using commercially reasonable efforts at a time mutually agreed to by the parties. Tenant shall continue to pay Rent and all other charges for the Current Premises during Landlord’s work in the Current Premises. Landlord shall be deemed to have substantially completed all work to be performed by it in the Current Premises and the Additional Space even though there may remain to be done punch list items which will not materially interfere with Tenant's use of the subject space. Notwithstanding the foregoing, the Effective Date shall not be deferred beyond the date on which Landlord would have been able to substantially complete such work in the Additional Space but for any Tenant delay including without limitation: (a) changes made by Tenant or a delay caused by Tenant in the work to be performed by Landlord in the Additional Space; or (b) any breach or failure of Tenant to fully perform its obligations under the Lease as amended. Immediately after the Effective Date has been determined, the Effective Date shall be confirmed by Landlord and Tenant in writing. Provided however, failure by Landlord and Tenant to execute a certificate confirming the Effective Date shall not invalidate this Agreement.

3.      Extension. Landlord and Tenant agree that the Lease Term shall be amended so that following the Effective Date hereof there will be Sixty-Three (63) months remaining in the Lease Term (“First Extended Term”). It is the express intention of Landlord and Tenant that the Additional Space and the Current Premises (defined below) expire conterminously. During the First Extended Term all references in the Lease to the Lease Term shall mean the Lease Term as amended and extended by this Agreement.

4.      Expansion. (A) As of the Effective Date, the Premises which currently are deemed to contain Two Thousand Six Hundred Thirty (2,630) rentable square feet (the "Current Premises") shall be increased by Two Thousand Nine Hundred Thirty Seven (2,937) rentable square feet known as suite

308 (the "Additional Space") so that following said increase, the Premises shall be deemed to contain

Five Thousand Five Hundred Sixty Seven (5,567) rentable square feet.

(B) Floor Plan. As of the Effective Date, the floor plan, showing the location of (i) the Additional Space, and (ii) the Current Premises, attached hereto as Exhibit "A," and by this reference made a part hereof, shall replace Exhibit "A" to the Lease.

5.      Tenant's Proportionate Share (Expansion). As of the Effective Date, Section 2(f) of the Lease (and all other sections of the Lease in which Tenant’s Proportionate Share of the Building is relevant) shall be calculated on the expanded Premises consisting of Five Thousand Five Hundred Sixty Seven (5,567) rentable square feet and otherwise paid accordingly in accordance with the terms and conditions of the Lease.

6.      Base Rental. As of the Effective Date, the Base Rental payable for the Premises shall be as follows:

Beginning on the Effective Date, the Base Rental to be paid by Tenant for the Premises shall remain as set forth in the original Lease currently payable in the amount of Eighteen and 50/100 Dollars ($18.50) per rentable square foot per annum but applied to the expanded Premises consisting of Five Thousand Five Hundred Sixty Seven (5,567) rentable square feet , plus all Florida state county and local sales, use, transaction or comparable tax thereon, to be paid pursuant to the terms of the Lease on the first day of each calendar month during the First Extended Term. If the Effective Date is a day other than the first day of a calendar month, the monthly Base Rental for the fractional month shall be appropriately prorated. The Base Rental shall continue to be increased in accordance with Section 2(e) of the Lease each Lease Year as defined in the Lease

7.      Abatement . Notwithstanding the foregoing, as of the Effective Date and in consideration for Tenant’s performance of all of its obligations under this First Amendment, Landlord conditionally excuses Tenant from payment of the first three (3) months Base Rent on the Additional Space during the First Extended Term; provided, however, should Tenant at any time during the Term of this First Amendment be in default of this First Amendment, the total sum conditionally abated shall become immediately due and payable by Tenant to Landlord.

8.      Leasehold Improvements . With the exception of the Leasehold Improvements to be performed by Landlord in the Premises (“Leasehold Improvements”) as set forth in the Work Letter Agreement attached hereto and made an integral part of this Agreement as Exhibit “B” and the Scope of Work attached hereto as Exhibit “B-1”, Tenant accepts the Premises in “As-Is” condition without representation or warranty and Landlord shall not make or pay for any other improvements or alterations to the Premises.

9.      Subject to Payment of Additional Security Deposit, Prepaid Rent and Tenant’s Contribution. Landlord is currently holding Thirteen Thousand Nine and 73/100 Dollars ($13,009.73) as a Security Deposit and Six Thousand Nine Hundred Three and 39/100 Dollars ($6,903.39) as last month’s Prepaid Rent in accordance with the Lease. This Agreement is strictly subject to and contingent upon payment by Tenant to Landlord upon execution hereof, an additional (i) Fourteen Thousand Five Hundred Twenty Eight and 38/100 Dollars ($14,528.38) to be held by Landlord as additional Security Deposit in accordance with the Lease, (ii) Seven Thousand Two Hundred Sixty Four and 19/100 Dollars ($7,264.19) to be applied towards the first full months’ Rent payable following the Effective Date and (iii) Eight Thousand Twenty Nine and 52/100 Dollars ($8,029.52) to be held by Landlord and applied towards the last months Rent. Upon execution, Tenant shall also pay to Landlord the Tenant’s Contribution in Exhibit “B” attached hereto.

10.     Landlord’s Broker. Landlord and Tenant acknowledge that Penn-Florida Realty Corp. (the “Exclusive Listing Broker”) represented Landlord in this transaction and has an exclusive listing agreement with Landlord for the Building and no other Broker represented Tenant in this transaction. Landlord agrees to pay the Exclusive Listing Broker any commission that may be due pursuant to a separate written agreement between Landlord and the Exclusive Listing Broker. Landlord and Tenant each represent and warrant to each other that it has not had any dealing with any other real estate broker or finder with respect to this Lease and agree to hold each other harmless from and against any and all damages, costs, expenses resulting from any claim(s) for a brokerage commission or finder’s fee that may be asserted against either of them by any other broker or finder with whom the other has dealt or with whom such other broker or finder claims to have dealt.

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11.     Miscellaneous.

No Release. Notwithstanding any provision of the foregoing to the contrary, this Agreement shall not in any way (i) be deemed to excuse or release Tenant from any obligation or liability in the Lease (including, without limitation, any obligation or liability under provisions of the Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Lease), which obligation or liability first arises on or prior to the Effective Date or arises out of or is incurred in connection with events or other matters which took place on or prior to such date; or (ii) affect any obligation under the Lease which by its terms is to survive the expiration or sooner termination of the Lease. Counterparts/Construction. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in Florida, that the corporation has full right and authority to enter into this Lease and that each and both of the persons signing on behalf of the corporation were authorized to do so. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, and this Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Agreement. Confidentiality. Tenant and Tenant's representatives (including employees, real estate brokers, officers, agents, etc.), hereby acknowledge that the terms and conditions of this Agreement are to be held in the strictest of confidence and not to be conveyed to any other party without the permission of Landlord. Such confidentiality is a material consideration for Landlord to enter into this Agreement, and breach of this confidentiality shall be considered a default under the Lease. Additionally, in the event of such breach, Landlord shall incur damages which are difficult to ascertain or predict at this time, however, such damages shall be assessed immediately following occurrence of such breach at which time Landlord may pursue all available remedies. Waiver of Jury Trial. Landlord and Tenant hereby knowingly, voluntarily and intentionally waive the right either may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with this Agreement. This provision is a material inducement for Landlord entering into the Agreement and any agreement made or to be made in connection herewith to be executed by the parties hereto. Entire Agreement. This Agreement, taken together with the Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Agreement and no provision of this Agreement may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto. Ratification of Lease/Conflicts. The parties hereto hereby ratify and confirm their respective covenants and obligations under the Lease, as incorporated herein and as amended hereby. Except as specifically set forth herein, all other terms and conditions of the Lease shall continue unmodified in full force and effect. This Agreement shall modify the Lease as set forth herein. Any inconsistency or conflict between the Lease and this Agreement shall be governed by the terms of this Agreement. Time of Essence. Time is of the essence, with respect to all the obligations and covenants in this Agreement. No Option. The submission of this Agreement to Tenant for examination does not constitute a reservation of or option for the amendments set forth herein. This Agreement shall be effective and binding only upon execution and delivery thereof by both Landlord and Tenant. Estoppel. Tenant acknowledges that Landlord has performed fully all obligations of “Landlord” pursuant to the Lease in accordance with the terms thereof, that there is no default by Landlord thereunder, and there is no circumstance which, but for the giving of notice or the passage of any applicable cure period, will constitute a default by Landlord thereunder. Severability. In the event that any provisions or clauses of this Agreement conflict with or are contrary to applicable law, such conflicting or contrary provisions shall not affect any other provisions which can be given effect without the conflicting provisions, and to this end, the provisions of this Agreement are declared to be severable to allow the striking of any and all provisions which conflict with or are contrary to law while all other provisions of this Agreement shall continue to be effective and fully operable. Security. Tenant acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures. Landlord has no obligations to provide same. Tenant assumes all responsibility for the protection of the Demised Premises, Tenant, its agents and invitees and their property from the acts of third parties. Consent. Without limiting other reasonable reasons for withholding consent, it shall be reasonable for Landlord to withhold, condition or delay Landlord’s consent to the extent that Tenant’s request (i) does not comply with laws (ii) affects the exterior appearance of the Building (iii) affects the structural integrity of the Building (iv) adversely affects the mechanical, electrical, plumbing, HVAC, roof, safety, security or vertical transportation systems of the Building (v) unreasonably interferes with Landlord’s ownership and use of the Building or any other occupant’s normal and customary operations in the Building. Tenant Parties. For purposes of interpretation of the Lease Agreement, to the extent that Tenant is prohibited, excluded, limited or restricted in any way by the terms of the Lease Agreement – such prohibition, exclusion, limitation or restriction shall also apply to Tenant’s contractors, servants, agents, invitees, subtenants, assignees, employees, officers and directors (“Tenant Parties”) and any other party that controls, is controlled by or under common control with any or all Tenant Parties. Successors and Assigns. This Agreement shall be binding on the parties hereto, their respective heirs, successors and permitted assigns.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment.

LANDLORD WITNESS 1:	LANDLORD:

1515 ASSOCIATES, LTD., a Florida limited partnership
Sign

	By:	1515 Associates, LLC, a Florida limited
Print Name		liability company, its General Partner

LANDLORD WITNESS 2:	By:	Gen mark 1515, Inc., a Florida corporation, its
Managing Member

Sign
By:
Mark A. Gensheimer, President
Print Name

TENANT WITNESS 1:	TENANT:

/s/ ANDREAS KUSCHE	Ominto, Inc.
Sign
	By:	/s/ MICHEL HANSEN
ANDREAS KUSCHE	Name:	MICHEL HANSEN
Print Name	Title:	CEO

TENANT WITNESS 2:

/s/ BICKY CARLA
Sign

BICKY CARLA
Print Name

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EXHIBIT “A”

OPEN OFFICE 1
OFFICE 1
OFFICE 2
OPEN OFFICE 3
OPEN OFFICE 2
OFFICE 3
KITCHEN
CONF. ROOM
ENTRY

SUITE 307 -308
SCALE 1/4" =1'-0"
05/27/16

*Not to scale, no warranty is made on the accuracy of this plan and is subject to errors.

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EXHIBIT “B”

WORK LETTER AGREEMENT

THIS AGREEMENT (this "Work Letter") is attached to and made a part of that certain First Amendment to Office Lease (the "Amendment") dated the _ day of __ , 2016, by and between 1515 Associates, Ltd., a Florida limited partnership (“Landlord”) and Ominto, Inc., a Nevada corporation (“Tenant”). The terms, definitions and other provisions of the Amendment and the Lease are hereby incorporated in this Work Letter by reference. As an inducement to Tenant to enter into the Amendment, and in consideration of the mutual covenants and conditions hereinafter set forth, Landlord and Tenant agree as follows:

1.      LEASEHOLD IMPROVEMENTS. The Leasehold Improvements shall be completed by Landlord in accordance with the terms of this Work Letter. The full scope of work anticipated hereunder (the “Leasehold Improvements”) shall be set forth on Exhibit "B-1" to the Amendment, and if deemed necessary by Landlord such improvements shall be further specified in greater detail in the Plans and Specifications as defined hereinafter. The Leasehold Improvements shall consist of the Existing Improvements, Landlord's Work and Tenant's Additional Work. "Existing Improvements" shall mean all improvements which exist in the Premises (inclusive of the Current Premises and the Additional Space) prior to any modifications required pursuant to this Work Letter.

2.      PLANS AND SPECIFICATIONS.

a)      Landlord may, in Landlord's sole discretion, demand that all Leasehold Improvements, including modifications to the Existing Improvements (if any) required pursuant to the Amendment, as set forth on Exhibit "B-1" to the Amendment , be specified in a set of plans and specifications ("Plans and Specifications") in detail sufficient to comprehensively define the construction work to be performed hereunder and to satisfy applicable permitting regulations which may be imposed by any governmental authority or required pursuant to applicable building codes. The Plans and Specifications shall be prepared by an architect designated by Landlord ("Landlord's Architect"), and Tenant shall be available to meet with Landlord's Architect so as to assure that the Plans and Specifications can be submitted to Landlord following approval by Tenant within ten (10) days following execution of the Amendment (or in the case of a modification to the original Plans and Specifications, within ten (10) days following the date upon which the need or request for such modification is initiated) for Landlord's final review and approval, which approval may be granted, withheld, or given conditionally subject to modification as determined by Landlord in Landlord's reasonable discretion within ten (10) days thereafter. If the Plans and Specifications are not approved by Landlord, Tenant shall have a period of ten (10) days in which to work with Landlord's Architect to make any modifications to the Plans and Specifications as required by Landlord and then resubmit same to Landlord in final form. If Tenant fails to resubmit the Plans and Specifications in such form as Landlord shall require within such ten (10) day period, Landlord may terminate the Amendment and retain all deposits and other amounts paid by Tenant or, at Tenant's sole expense, Landlord may prepare Plans and Specifications in accordance with Landlord's requirements, and the construction of the Leasehold Improvements shall proceed as if the final Plans and Specifications had been resubmitted by Tenant and approved by Landlord.

b)     Once accepted by Landlord in final form, the Plans and Specifications may be changed only with Landlord's approval, and Tenant shall be liable for any additional costs incurred by Landlord as a result of any such change. An original set of the Plans and Specifications and any modifications thereto, when accepted by Landlord, shall be initialed on each page by Landlord and Tenant and retained in Landlord's file as the conclusive evidence of the final form of the Plans and Specifications.

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c)      Notwithstanding anything to the contrary contained herein, Landlord shall have the sole right to determine architectural design and the structural, mechanical and other standard details and specifications of the work to be performed pursuant to this Work Letter, including, without limitation, the type of materials and the manufacturer and supplier thereof.

3.      LANDLORD'S WORK. Landlord shall complete the items set forth on Exhibit "B-1" (and further specified in the Plans and Specifications, if applicable) identified as "Landlord's Work”. Subject to the limitations set forth below, all costs incurred by Landlord associated with the completion of Landlord's Work shall be considered "Landlord's Contribution" with respect to the Leasehold Improvements referenced in the Amendment, including but not limited to actual construction costs, the cost of preparation of Plans and Specifications for Landlord's Work, and a construction management fee in the amount of five percent (5%) of the total construction cost of Landlord's Work provided, however, the cost of any non-standard building materials or modifications to Landlord’s Work shall be considered a part of Tenant’s Costs hereunder. Notwithstanding the foregoing, in no event shall Landlord’s Contribution exceed Twenty-Five Thousand and no/100 Dollars ($25,000.00) (“Landlord’s Maximum Contribution”).

4.      TENANT'S ADDITIONAL WORK.

a)      Any modifications to the Existing Improvements and any additional improvements specified in Exhibit "B-1" as Tenant's Additional Work, and costs associated with any modifications or changes required to the scope of work set forth in Exhibit "B-1" or the Plans and Specifications following initial approval by Landlord and Tenant shall be collectively and separately considered “Tenant's Additional Work”, and shall be completed by Landlord at Tenant's sole cost and expense. All costs above Landlord’s Maximum Contribution and/or associated with the completion of Tenant's Additional Work shall be considered "Tenant's Costs" with respect to the Leasehold Improvements referenced in this Amendment, including but not limited to actual construction costs of Tenant's Additional Work, the cost of preparation of Plans and Specifications for Tenant's Additional Work, and a construction management fee in the amount of five percent (5%) of the total construction cost of Tenant's Additional Work.

b)     In the event Tenant's Additional Work is set forth in Exhibit "B-1" Tenant shall pay, as an item of Tenant's Cost, the cost of the preparation or modification, as the case may be of the Plans and Specifications by Landlord's Architect relative to Tenant's Additional Work, and Tenant shall cooperate with Landlord's Architect in accordance with the time frames established in Paragraph 2 of this Work Letter.

5.      PAYMENT OF TENANT'S COSTS. Tenant's Costs shall be considered Additional Rent due and payable under the Lease and shall be due as provided herein. Tenant's Costs shall be payable as follows:

a)      Tenant shall pay to Landlord prior to commencement of initial construction of the Leasehold Improvements, or in the case of a modification to the scope of work set forth in the initial Plans and Specifications prior to the commencement of the construction of Tenant's Additional Work, an amount equal to 50% of Tenant's Costs, as estimated by Landlord at such time.

b)     Prior to the Effective Date of the Amendment, Tenant shall pay to Landlord the unpaid balance of Tenant's Costs, as estimated by Landlord at such time.

c)      As soon as the final accounting can be prepared and submitted to Tenant, Tenant shall pay to Landlord the entire unpaid balance of Tenant's Costs, or Landlord shall reimburse Tenant with any excess amounts paid, as the case may be.

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Notwithstanding anything to the contrary in the Amendment or any Exhibit thereto, Tenant, simultaneously with its execution of the Amendment shall, in addition to all other sums which may be due, pay to Landlord Ten Thousand and no/100 Dollars ($10,000.00) towards the Leasehold Improvements (“Tenant’s Contribution”). Notwithstanding the foregoing, provided Tenant has not been in default of the Lease at any time up to and including the Twenty-Forth (24th) month of the Lease Term and Tenant’s Twenty-Forth (24) payment of full Base Rental (excluding any abatement) during the Lease Term, Tenant’s Contribution shall be applied toward Base Rental beginning with Tenant’s Twenty-Fifth (25th) payment of full Base Rental (excluding abatements) during the Lease Term until fully utilized.

Tenant's Costs and Tenant’s Contribution shall constitute Additional Rent due under the Lease and shall be due at the time hereinabove specified. Tenant's failure to make such payments when due shall constitute a default under the Lease, entitling Landlord to all of its remedies thereunder, at law and in equity.

6.      DELAY IN COMPLETION. Landlord shall cause the Leasehold Improvements to be substantially completed in a commercially reasonable time frame. If the Leasehold Improvements are not substantially completed for any of the following reasons:

a)      Tenant's failure to submit the Plans and Specifications (or any necessary modifications or additions thereto) within the time periods specified in this Work Letter; or

b)     Tenant's specifications of special materials or finishes or specific vendors, or special installations other than those provided as Building Standard which cannot be delivered or completed within Landlord's construction schedule; or

c)      Any change in the Plans and Specifications once approved and accepted by Landlord; or

d)      The performance of or the failure to perform any work or installation by any person or firm employed by Tenant to do any work on the Premises; or

e)      Any other delay which is attributable to Tenant's act or omission;

then, Landlord shall have no liability for such failure to complete, and, as applicable, (i) the Effective Date shall not be postponed as a result thereof, (ii) Substantial Completion of the Leasehold Improvements shall be deemed to have been achieved (iii) Tenant's obligations under this Amendment (including, without limitation, the obligation to pay Rent) shall commence as of the date Landlord would have substantially completed the Leasehold Improvements but for any of the above reasons and (iv) such date shall for all purposes herein be deemed to be the Effective Date of the Amendment. Any material or item to be supplied by Tenant shall be provided on site in order not to delay Landlord's construction.

7.      CONTRACTOR(S) AND PERMITS. Landlord shall use its own contractor(s) and such contrators shall obtain all governmental permits which are required to complete the Leasehold Improvements, with the exception of any improvements (whether or not shown in the Plans and Specifications) which Landlord and Tenant agree in writing shall be constructed or installed by Tenant. If the parties hereto agree that Tenant shall undertake to construct or install some portion of the improvements, then Tenant shall use contractors which have been approved by Landlord, Tenant shall be responsible for obtaining all necessary permits and approvals for such work, and Tenant shall comply with Paragraph 5 of the Lease (ALTERATIONS) and such other requirements as may be imposed by Landlord. In such event, Landlord shall permit Tenant and Tenant's contractors to enter the Additional Space prior to the Effective Date to perform such construction or installation. Landlord shall not be liable in any way for any injury, loss, damage or delay which may be caused by or arise from Landlord’s Work in the Current Premises or Additional Space or such early entry into the Additional Space by Tenant, its employees or contractors, and Tenant shall indemnify, defend and hold Landlord harmless from any loss, damage or expense which may be incurred in connection with same.

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8.      BUILDING STANDARD IMPROVEMENTS. For the purposes of establishing a standard quality and quantity for materials and finishes comprising the Leasehold Improvements, Landlord, in Landlord's sole discretion, has established the following "Building Standard" items (also referred to as "Building Standards"):

a)      Building Standard Shell Improvements:

(i)	Heating, Ventilation and Air Conditioning: Installed as per Landlord's engineering design of the Building.

(ii)	Electrical: Main power and lighting distribution system per applicable building code.

(iii)	Fire Protection System: Automatic sprinkler system, to the extent required per applicable building code.

b)     Building Standard Allowance Items (“Allowance Items”)(to be provided using Building

Standard materials):

(i)	Interior Partitions: One layer of 1/2" drywall mounted on each side of 3-5/8" metal studs extending 2" above the finished ceiling height. Taped, finished and painted (two coats) partitioning to be provided with 4" high vinyl baseboard, 1 lineal foot per 12 square feet.

(ii)	Demising Partitions: Constructed as needed from floor to floor, taped, finished and painted (two (2) coats) consisting of one layer of 5/8" fire-rated drywall mounted on each side of 3 -5/8" metal studs, with 3 - 1/2" layer of insulation.

(iii)	Entry Doors; Self-closing 3'0" x 9'0" solid core wood doors with lock set. One door per 2,500 square feet, with a maximum of two doors per suite.

(iv)	Interior Doors: Solid core wood doors, 3'0" x 7'0". One (1) per 250 square feet.

(v)	Flooring: Building Standard 30 ounce cutpile carpet through Premises.

(vi)	Heating, ventilation and air conditioning: Flex duct air distribution system with one diffuser per 150 square feet and one thermostat per every 2,500 usable square feet or fraction thereof.

(vii)	Electrical Outlets: Per Code.

(viii)	Light Switches: Single pole, as required.

(ix)	Lighting: Fluorescent 2' x 4' lay-in fixture with two tubes and parabolic light fixture, one (1) per 85 square feet.

(x)	Telephone Outlets: Wall-mounted outlet stubbed up to above suspended ceiling height, one (1) per 150 square feet.

(xi)	Ceiling: Suspended, acoustical tile, reveal edge, textured surface lay in ceiling with 24" x 24" tiles, exposed metal grid system throughout.

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The quantity of materials included within the Allowance Items shall, when expressed above as a quantity per square foot, be calculated on the basis of the net usable area within the demising walls of the area being improved as determined by Landlord. Landlord may change the Building Standards at any time without notice. All Leasehold Improvements shall conform with Landlord's Building Standards then in effect unless otherwise mutually agreed to in Exhibit "B-1" or the Plans and Specifications. In the event improvements are required pursuant to Exhibit "B-1" or the Plans and Specifications, and the type and quality of such items are not specified therein, such improvements shall be completed in accordance with the Building Standards.

9.      SUBSTITUTIONS AND CREDITS. With Landlord's prior written consent, Tenant may substitute items or materials for Building Standard items or materials; however, no credit shall be due Tenant for any cost savings resulting from such substitution.

10. WINDOW COVERINGS. Window coverings shall not be required by Landlord. If Tenant desires window coverings, Tenant shall request Landlord to provide, at Tenant's sole expense, blinds specified by Landlord as the standard window treatment for the Building ("Standard Blinds"). No window treatment other than the Standard Blinds shall be permitted without the prior written consent of Landlord.

11. SUBSTANTIAL COMPLETION. The Leasehold Improvements shall be substantially completed at such time as such improvements are sufficiently complete so, as applicable, to allow Tenant to occupy the Premises and/or to utilize same for the use and purpose for which it is intended, and if applicable, as evidenced by the issuance of a certificate of occupancy (“Substantial Completion of Leasehold Improvements”). Landlord, its employees, agents and contractors shall be allowed to enter upon the Premises at any and all reasonable time following execution hereof and following the Effective Date as is necessary to complete Landlord’s Work including any unfinished details, and such entry shall not constitute an actual or constructive eviction of Tenant, in whole or part, nor shall it entitle Tenant to any abatement or diminution of rent or relieve Tenant from any of its obligations under the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter.

LANDLORD WITNESS 1:	LANDLORD:

1515 ASSOCIATES, LTD., a Florida limited partnership
Sign

	By:	1515 Associates, LLC, a Florida limited
Print Name		liability company, its General Partner

LANDLORD WITNESS 2:	By:	Gen mark 1515, Inc., a Florida corporation, its
Managing Member

Sign
By:
Mark A. Gensheimer, President
Print Name

TENANT WITNESS 1:	TENANT:

/s/ ANDREAS KUSCHE	Ominto, Inc.
Sign
	By:	/s/ MICHEL HANSEN
ANDREAS KUSCHE	Name:	MICHEL HANSEN
Print Name	Title:	CEO

TENANT WITNESS 2:

/s/ BICKY CARLA
Sign

BICKY CARLA
Print Name

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EXHIBIT"B-1"

Landlords Work:

The Landlord will build out the Premises in accordance with the Plan shown below using Building Standard finishes to include:

Suite 307

●	Extend the kitchen, match existing VCT as best as possible
●	Relocate door for leftover office space (TBD)
●	Extend cabinetry three (3) feet (lower cabinets) to match existing leaving a space for water cooler and door.
●	Provide walkthrough in reception area into Suite 308

Suite 308

●	Remove kitchen to provide opening between suites, leave header
●	Relocate existing door to access kitchen from both Suites
●	Enlarge existing Conference Room
●	Add electrical on wall for video conferencing equipment
●	Paint and carpet throughout to match Suite 307 as best as possible

Tenant's Work:

None (Subject to the terms of paragraph 4 of the Work Letter)

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